Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
February 11, 2010	KARIN SAGAR
VP/Marketing
808-669-0244

MAUI LAND & PINEAPPLE COMPANY, INC. ANNOUNCES RYAN CHURCHILL PROMOTION

KAHULUI, HAWAII, February 11, 2010 …Maui Land & Pineapple Company, Inc. (NYSE: MLP) announced today that the Board of Directors of MLP appointed Ryan L. Churchill as President and Chief Operating Officer for the Company.

Ryan will be responsible for day-to-day operations of MLP and its operating divisions of Kapalua Land Company, Ltd., Community Development and Asset Management.

Since March 2007, Ryan has served as Senior Vice President/Corporate Development of MLP and as Vice President/Community Development from November 2005 to March 2007.  From June 2004 to November 2004, Ryan was Vice President/Planning of Kapalua Land Company, Ltd., the operating subsidiary responsible for the Company’s Resort segment, and Development Manager from October 2000 to June 2004.

As Senior Vice President/Corporate Development, Ryan was responsible for executing MLP’s strategic transactions and managing the Company’s diverse real estate holdings and development projects.

“Ryan has a proven leadership record on a number of key projects for the Company.  His keen management skills, his ability to work effectively with others, and his deep sense of commitment to our community make him a solid choice for this key executive position,” said Warren H. Haruki, Chairman of the Board and Interim CEO of Maui Land & Pineapple Company, Inc.

Prior to joining MLP, Ryan worked for KPMG LLP in its real estate consulting group in Honolulu and with Fieldstone Communities, a Southern California homebuilder.

A Kailua, O`ahu kama`āina, Ryan is a graduate of Kalaheo High School.  He earned his Bachelor of Science degree from the University of Arizona in Tucson and his Masters Degree in Business Administration from the University of California, Irvine.

Ryan is a board member of the Maui Economic Development Board, Inc. and the Hawaii Nature Center, and member of the Hawaii Chapters of the Urban Land Institute and the Building Industry Association of America.

P.O. Box 187 • Kahului, Maui, Hawai‘i 96733-6687 • 808-669-0244

mauiland.com

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. is a Hawai’i corporation and successor to a business organized in 1909.  Its principal operating subsidiary is Kapalua Land Company, Ltd., a real estate development company and operator of Kapalua Resort, a master-planned resort community in West Maui.

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